CONSENT OF INDEPENDENT AUDITORS






We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the InaCom 1997 Stock Plan of our report dated June 3, 1998 (except for Note 16, as to which the date is December 30, 1998) with respect to the consolidated financial statements of the Vanstar Corporation for the year ended April 30, 1998.

         /s/  Ernst & Young LLP

Atlanta, Georgia
March 1, 1999

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